Exhibit 10.1

Execution Version

SPONSOR SUPPORT AND FORFEITURE AGREEMENT

This SPONSOR SUPPORT AND FORFEITURE AGREEMENT (this “Agreement”), dated as of August 5, 2022, is entered into by and among Tailwind Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Tailwind Acquisition Corp., a Delaware corporation (the “SPAC”), and Nuburu, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, concurrently herewith, the Company, Compass Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the SPAC are entering into a Business Combination Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “BCA”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the SPAC;

WHEREAS, capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the BCA; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the BCA, the SPAC, the Company and the Sponsor are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Sponsor, the SPAC and the Company hereby agree as follows:

AGREEMENT

1. Voting Agreement. The Sponsor hereby unconditionally and irrevocably agrees that during the period from the date hereof through the Termination Date as determined in accordance with Section 13, at the SPAC Stockholders’ Meeting or at any other meeting of the stockholders of the SPAC (whether annual or extraordinary and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) and in connection with any action by written consent of the stockholders of the SPAC related to the Transactions, the Sponsor shall:

(a) when such meeting is held, appear at such meeting or otherwise cause all shares of SPAC Common Stock or any other voting securities of the SPAC which it holds, owns or is entitled to vote, whether as shares or as a constituent part of a unit of securities and whether owned as of the date hereof or later acquired (the “Sponsor Shares”), to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares (i) in favor of the approval and adoption of the BCA and approval of the Merger and all other Transactions, (ii) against any action, agreement or transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the SPAC under the BCA or hereunder or that would reasonably be expected to result in the failure of the Merger or the other Transactions from being consummated, (iii) for the approval of an extension of the deadline for SPAC to consummate its initial business combination at the extraordinary general meeting scheduled to be held prior to September 9, 2022, or any adjournment thereof and (iv) each of the proposals and any other matters necessary or reasonably requested by the SPAC for consummation of the Merger and the other Transactions; and

(c) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Sponsor Shares against (i) any Alternative Transaction and (ii) any other action that would reasonably be expected to (x) prevent, materially delay or materially impede the Merger or any of the other Transactions, or (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor contained in this Agreement.

2. Non-Redemption. The Sponsor hereby unconditionally and irrevocably agrees that during the period from the date hereof through the Termination Date, the Sponsor shall not elect to redeem or tender or submit for redemption any of the Sponsor Shares pursuant to or in connection with any vote for the approval of any extension of the deadline for the SPAC to consummate its initial business combination.

3. Sponsor Promote Adjustment. In connection with the consummation of the Transactions, the Sponsor agrees that, upon and subject to the occurrence of the Closing, the Sponsor shall automatically forfeit and cancel, without any further action by the Sponsor or any other Person or any further consideration therefor, all of the Sponsor Shares, other than the Retained Sponsor Shares.

For purposes of this Agreement:

“Retained Sponsor Shares” means an amount of SPAC Class B Common Stock equal to (i) (x) 2,000,000 shares in the aggregate, if the Post-Redemption Trust Amount is greater than $40,000,000 in the aggregate or (y) 1,500,000 shares in the aggregate, if the Post-Redemption Trust Amount is equal to or less than $40,000,000 in the aggregate, in either case of clause (i)(x) or (i)(y), minus (ii) the Expense Excess Shares, if any.

“Expense Excess Shares” means an amount of SPAC Class B Common Stock equal to the product of (i) two (2.0), multiplied by (ii) the quotient obtained by dividing (x) the excess, if any, of (A) the SPAC Forfeiture Expenses over (B) $5,500,000, by (y) ten dollars ($10).

“Post-Redemption Trust Amount” means the aggregate amount of funds held in the Trust Account, to be held as available cash on the balance sheet of the SPAC, following the SPAC Stockholder Redemption.

“SPAC Forfeiture Expenses” means all fees, expenses and disbursements incurred by or on behalf of the SPAC or Merger Sub in connection with the Transactions or otherwise in connection with the SPAC’s operations, including in connection with any prior transactions pursued by the SPAC and all obligations (including principal and accrued but unpaid interest) for the payment of borrowed money, other than (i) expenses incurred by the SPAC and owed to Loop Capital Markets LLC and Tigress Financial Partners in their capacities as capital markets advisors in connection with the Transactions, (ii) expenses incurred in obtaining the SPAC D&O Tail Policy and any directors and officers insurance premium with respect to the renewal of the SPAC’s directors and officers policy, (iii) any reasonable and documented out-of-pocket fees and expenses incurred in connection with any third-party litigation threatened or commenced in connection with the Transactions prior to the Closing and (iv) any other fees or expenses borne by the Company pursuant to Section 10.11 of the BCA.

4. Warrant Cancellation. In connection with the consummation of the Transactions, the Sponsor agrees that, upon and subject to the occurrence of the Closing, the Sponsor shall automatically forfeit and cancel, without any further action by the Sponsor or any other Person, all of the SPAC Warrants that are held by the Sponsor (the “Sponsor Warrants”).

5. Transfer of Shares. The Sponsor agrees that, other than as may be required by a Governmental Authority or other Law, prior to the Termination Date it shall not, without the consent of the Company, directly or indirectly, (a) offer for sale, sell, assign, transfer (including by operation of law), create any Lien on, dispose of or otherwise encumber any of the Sponsor Shares or any of the Sponsor Warrants (any of the forgoing, a “Transfer”) or otherwise agree to do any of the foregoing, (b) deposit any Sponsor Shares or any of the Sponsor Warrants into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking requiring the Transfer of any Sponsor Shares or any of the Sponsor Warrants. The Sponsor expressly agrees to continue to comply with the restrictions on transfer of the Sponsor Shares and the Sponsor Warrants set forth in Section 5 of that certain letter agreement between the Sponsor, the SPAC and the other parties thereto dated September 3, 2020 (as such letter agreement may be amended by the Founder Lock-up Amendment) and neither the Company nor the SPAC shall agree to any waiver, amendment or modification of such provisions without the prior written consent of the Company (other than the Founder Lock-up Amendment).

6. Preferred Share Waiver. The Sponsor hereby waives (for itself, for its successors, heirs, and assigns) (but subject to consummation of the Merger), to the fullest extent permitted by law, its entire right, title and interest in, to or under, any participation in the Preferred Stock Issuance other than with respect to 1,000,000 shares of the New SPAC Series A Preferred Stock, such that 1,000,000 shares of New SPAC Series A Preferred Stock shall be issued to the Sponsor or its successors, heirs, and assigns pursuant to the Preferred Stock Issuance, regardless of the effect of Section 3 hereof.

7. No Solicitation of Transactions. The Sponsor agrees that it is a Representative of the SPAC and shall be bound to the same extent the SPAC and its Representatives are bound, respectively, to the provisions contained in Section 7.06 of the BCA.

8. Waiver of Anti-Dilution Provision. The Sponsor hereby waives (for itself, for its successors, heirs, and assigns) (but subject to consummation of the Merger), to the fullest extent permitted by law, the ability to adjust the Initial Conversion Ratio (as defined in the SPAC’s Amended and Restated Certificate of Incorporation dated September 1, 2020 (the “SPAC Charter”)), pursuant to Section 4.3(b) of SPAC Charter to have the SPAC Class B Common Stock convert to SPAC Class A Common Stock at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of shares of the SPAC at or in connection with the Closing (the “Waiver”). The Waiver shall be applicable only in connection with the Transactions and this Sponsor Agreement (and any issuance of SPAC Class A Common Stock, or Equity-linked Securities (as defined in the SPAC Charter), issued by the SPAC, in connection with the Transactions and this Sponsor Agreement).

9. Representations and Warranties of the Sponsor. The Sponsor hereby represents and warrants to the SPAC and the Company as follows:

(a) The Sponsor has good, valid and marketable title to, the Sponsor Shares (which, as of the date hereof, consists of 8,355,393 shares of SPAC Class B Common Stock), free and clear of Liens other than as created by this Agreement or Sponsor’s organizational documents or the organizational documents of the SPAC (including, without limitation, for the purposes hereof, any agreement between or among stockholders of the SPAC).

(b) The Sponsor (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to the Sponsor Shares and the Sponsor Warrants, (ii) has not entered into any voting agreement or voting trust with respect to any of the Sponsor Shares and the Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Sponsor Shares and the Sponsor Warrants that is inconsistent with the Sponsor’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) The Sponsor (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (ii) has all requisite limited liability company or other power and authority and has taken all limited liability company or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Sponsor and constitutes a valid and binding agreement of the Sponsor enforceable against the Sponsor in accordance with its terms, subject to the Remedies Exceptions.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Sponsor from, or to be given by the Sponsor to, or be made by the Sponsor with, any Governmental Authority in connection with the execution, delivery and performance by the Sponsor of this Agreement, the consummation of the transactions contemplated hereby or the Merger and the other Transactions.

(e) The execution, delivery and performance of this Agreement by the Sponsor does not, and the consummation of the transactions contemplated hereby or the Merger and the other Transactions will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Sponsor, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Sponsor pursuant to any contract binding upon the Sponsor or (iii) any change in the rights or obligations of any party under any contract legally binding upon the Sponsor, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by the Sponsor of its obligations under this Agreement or the consummation of the Merger or any of the other Transactions.

(f) As of the date of this Agreement, there is no Action pending against the Sponsor or, to the knowledge of the Sponsor, threatened against the Sponsor that questions the beneficial or record ownership of the Sponsor Shares or the Sponsor Warrants, the validity of this Agreement or the performance by the Sponsor of its obligations under this Agreement.

(g) The Sponsor understands and acknowledges that each of the SPAC and the Company is entering into the BCA in reliance upon the Sponsor’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Sponsor contained herein

10. Further Assurances. From time to time, at either the SPAC’s or the Company’s request and without further consideration, the Sponsor shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement or the consummation of the Merger or any of the other Transactions.

11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 10):

if to the Sponsor:

c/o Tailwind Acquisition Corp.

1545 Courtney Ave

Los Angeles, California 90046

Attention: Chris Hollod

E-mail: chris.hollod@gmail.com

with a copy to (which will not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam M. Turteltaub; Danielle Scalzo

Email: aturteltaub@willkie.com; dscalzo@willkie.com

if to the Company:

Nuburu, Inc.
7442 Tucson Way, Suite 130
Centennial, CO 80112
Attention: Dr. Mark Zediker
Email: Mark.Zediker@nuburu.net

with a copy to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Michael J. Danaher; Brian Dillavou
Email: mdanaher@wsgr.com; bdillavou@wsgr.com

and with a copy to:

Wilson Sonsini Goodrich & Rosati

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

Attention: Brendan Ripley Mahan

Email: bmahan@wsgr.com

12. Specific Performance. Each party acknowledges and agrees that the other parties hereto would be irreparably harmed and would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such parties are entitled at law or in equity.

13. Construction; Miscellaneous. Section 1.03, and Sections 10.03 through 10.13 of the BCA shall apply to this agreement, mutatis mutandis.

14. Termination. This Agreement shall terminate upon the earliest of (i) the termination of the BCA in accordance with its terms, and (ii) the time this Agreement is terminated upon the mutual written agreement of the SPAC, the Company and the Sponsor (the earliest such date under clause (i) and (ii) being referred to herein as the “Termination Date”); provided, that the provisions set forth in Sections 1, 2, 4 and 5 shall no longer be effective from and after the Closing of the Merger; provided further, that the provisions set forth in Sections 8 through 12 shall survive the Termination Date.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

SPAC:

TAILWIND ACQUISITION CORP.

/s/ Chris Hollod
By: Chris Hollod
Title: Chief Executive Officer

SPONSOR:

TAILWIND SPONSOR LLC

/s/ Philip Krim
By: Philip Krim
Title: Manager

[Signature Page to Sponsor Support and Forfeiture Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized persons thereunto duly authorized) as of the date first written above.

THE COMPANY:
NUBURU, INC.

/s/ Mark Zediker
By: Mark Zediker
Title: Chief Executive Officer

[Signature Page to Sponsor Support and Forfeiture Agreement]